Exhibit 99.(m)(2)

Schedule A

FUNDS

Interstate Tax-Exempt

California Municipal Money-Market

Connecticut Municipal Money-Market

Florida Municipal Money-Market

Michigan Municipal Money-Market

New Jersey Municipal Money-Market

Pennsylvania Municipal Money-Market

Virginia Municipal Money-Market

Massachusetts Municipal Money-Market

Ohio Municipal Money-Market

Schedule B

Class	Distribution (12b-1 Fee)
(%)
Investor Class I	0.25
Investor Class II	0.25
Investor Class III	0.25
R	0.25